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                      SEPARATION AGREEMENT

                         by and between

                          CONSECO, INC.

                               and

                  WESTERN NATIONAL CORPORATION

                  dated as of February 8, 1994



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                      SEPARATION AGREEMENT



     THIS SEPARATION AGREEMENT (this "Agreement") is made and entered into as of the 8th day of February, 1994, by and between CONSECO, INC., an Indiana corporation ("Conseco"), and WESTERN NATIONAL CORPORATION, a Delaware corporation and, as of the date hereof, an indirect wholly owned subsidiary of Conseco ("WNC").

     WHEREAS, WNC intends to make an initial public offering of certain newly issued shares of its common stock and Conseco intends to sell a certain number of shares of common stock of WNC through a secondary offering made as part of such initial public offering; and

     WHEREAS, this Agreement is made in order to provide for certain corporate transactions that will take place prior to, at or about the time of the Public Offering and certain terms of the continuing relationships among the parties;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:
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                            ARTICLE I
                           DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     "Affiliate" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     "Business Day" shall mean any day which is not a Saturday or Sunday or a day on which banks in New York, New York are authorized or required to close.

     "CIHC" shall mean Conseco Investment Holding Company, a
Delaware Corporation and wholly owned subsidiary of Conseco.

     "Closing" shall mean the closing at which the Shares sold in the Public Offering are delivered and the underwriters in the Public Offering deliver payment therefor.

     "Closing Date" shall mean the day on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

     "Initial Registration Statement" shall mean the registration statement filed by WNC with the SEC in connection with the Public
Offering as contemplated by Section 2.1 hereof.

     "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments, retrospectively rated premium adjustments, deductibles, retentions or costs paid by such insured.

     "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

     "Offering Expenses" shall mean the costs and expenses of any registration by WNC which is made in connection with the Public Offering, including specifically the fees and expenses of counsel and accountants; all out-of-pocket costs and expenses incident to the preparation, printing and filing under the Securities Act of any registration statement and all amendments and supplements thereto; the costs of furnishing copies of preliminary prospectuses, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of Shares so registered; the costs and expenses incurred in connection with the qualification of such Shares under the "blue sky" laws of various jurisdictions; the fees and expenses of WNC's transfer agent; stock exchange listing fees; fees paid to the National Association of Securities Dealers, Inc.; and similar expenses incurred in complying with the registration provisions of this Agreement, but excluding underwriters' discounts and commissions.

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     "Person"  shall mean an individual, corporation, partnership, limited liability company, association, joint venture, unincorporated organization, trust, or other entity, including, without limitation, employee pension, profit sharing or other benefit plan or trust.

     "Primary Offering Shares"  shall mean those newly issued
Shares offered for sale for the account of WNC as part of the Public Offering contemplated under Section 2.1 hereof.

     "Public Offering" shall mean the registered offering for sale to the public of the Primary Offering Shares and the Secondary
Offering Shares as contemplated by Section 2.1 hereof.

     "SEC"  shall mean the Securities and Exchange Commission.

     "Secondary Offering Shares" shall mean those Shares offered for sale for the account of Conseco or CIHC as part of the Public
Offering contemplated under Section 2.1 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" means shares of common stock, par value $.001 per share, of WNC.

     "Tax Laws" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     "Tax"  means any of the Taxes.

     "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign).

     "Tax Benefit" means any item of loss, deduction, credit or any other Tax Item which decreases Taxes paid or payable.

     "Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item which increases Taxes paid or payable.

     "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

     "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "WNL" means Western National Life Insurance Company, a Texas stock insurance corporation and, as of the date hereof, an indirect wholly owned subsidiary of Conseco.



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                           ARTICLE II

     SECTION 2.1 Primary and Secondary Offering. (a) WNC has filed a registration statement on Form S-1 to register under the Securities Act for sale or distribution to the public (i) 2,000,000 newly issued Shares for the account of WNC, (ii) Shares held by Conseco or any of its subsidiaries in such number as shall be determined by Conseco and (iii) such number of Shares as shall be necessary for an over-allotment option (the "Over-allotment Option") from WNC and Conseco, pro rata, to the underwriters of 15% of the aggregate number of Primary Offering Shares and Secondary Offering Shares. WNC shall also include in such registration statement 150,000 Shares to be sold by CIHC to Michael J. Poulos. WNC shall file such amendment or amendments to the Initial Registration Statement as shall be necessary to cause it to become effective.

     (b) Prior to the time at which the Initial Registration Statement is declared effective, WNC and Conseco shall take all necessary corporate action to have WNC authorize for issuance such number of Shares as shall be necessary for purposes of the Public Offering.

     SECTION 2.2 Terms of Offering. The number of Primary Offering Shares and Secondary Offering Shares and the price for such Shares shall be determined by Conseco, subject to Section 2.1(a). Notwithstanding anything to the contrary contained herein, Primary Offering Shares will have priority over Secondary Offering Shares in determining the number of Shares to be sold in the Public Offering.

     SECTION 2.3 Expenses. All Offering Expenses incurred in connection with the Public Offering shall be borne by WNC.

     SECTION 2.4 Approvals. The consummation of the Public Offering and the other transactions and agreements contained herein are subject to the prior receipt by the parties of each requisite corporate and governmental or regulatory approval or authorization. Conseco and WNC expressly agree to use reasonable efforts and to cooperate to obtain any and all such approvals and authorizations.

     SECTION 2.5  Indemnification for Initial Registration.  (a)
WNC hereby agrees to indemnify and hold harmless Conseco and the officers (regardless of whether they serve in such capacity at the time of the Public Offering or the Closing), directors (including without limitation each person who (x) is named in the Initial Registration Statement (or any amendment or supplement thereto) as someone who is selected to be a director of WNC effective immediately after the Closing or (y) becomes a director of WNC effective immediately after the Closing), employees, Affiliates and agents of Conseco and WNC, against any Losses to which any of such Persons may be subject, under the Securities Act or otherwise, arising out of the sale of Shares and (subject to the further provisions of this Section 2.5 and of Section 2.6) to reimburse any of such Persons for any legal or other expenses reasonably incurred in connection with investigating or defending against any such Losses, insofar as such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Initial Registration Statement, any prospectus (including a preliminary prospectus) contained therein, or any amendment or supplement to the Initial Registration Statement or any such prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which gives rise to an actual or threatened claim, action or proceeding on the part of a Person other than one who is or may be an indemnified party under this Section 2.5(a) or (ii) an actual or alleged breach of the terms of the underwriting agreement for the Public Offering (the "Underwriting Agreement") which gives rise to an actual or threatened claim, action or proceeding on the part of an underwriter thereunder or a claim by an underwriter for
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indemnification thereunder.  The indemnity provided in this Section
2.5(a) shall survive and remain in full force and effect regardless of any investigation made by or on behalf of any such indemnified party.

     (b) Conseco hereby agrees to indemnify and hold harmless the directors, officers, employees, Affiliates and agents of WNC, against any Losses covered by the Company's indemnification in
Section 2.5(a) above, and to reimburse any of such Persons for any legal or other expenses reasonably incurred in connection with investigating or defending against any such Losses, but only to the extent that the indemnification of any such Persons by the Company pursuant to Section 2.5(a) above is finally determined by a court of competent jurisdiction to be unenforceable and indemnification by Conseco is similarly determined to be enforceable. The indemnity provided for in this Section 2.5(b) shall survive and remain in full force and effect regardless of any investigation made by or on behalf of any such indemnified party.

     SECTION 2.6 Indemnification Procedure. Promptly after receipt by a Person of notice of the commencement of any action or proceeding in respect of which indemnity may be sought by such Person pursuant to Section 2.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under Section 2.5, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnified party will not relieve it from any liability which it may have to any indemnified party under Section 2.5 or otherwise, except to the extent the indemnifying party is prejudiced by such omission. In case any such action or proceeding is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, and if it assumes such defense it shall retain counsel reasonably satisfactory to such indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless in the reasonable judgment of the indemnified party separate and conflicting defenses are available to such party, in which event the indemnified party may select one firm of separate counsel reasonably satisfactory to the indemnifying party for purposes of defending such action, whose fees and expenses shall be borne by the indemnifying party; provided, however, that the indemnifying party shall not be responsible for the fees and expenses of more than one counsel for all such indemnified parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (except as otherwise provided herein) be liable to such indemnified party under this Section 2.6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party elects not to assume the defense of a claim or action, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim or action. No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of an indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such action or proceeding. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.



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     SECTION 2.7  Contribution.  If the indemnity and reimbursement obligation provided for in Section 2.5 is unavailable or insufficient to hold harmless any indemnified party in respect of any losses, claims, liabilities or damages covered thereby then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or alleged statements or omissions or alleged omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 2.7 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this
Section 2.7. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 2.7 shall be deemed to include, subject to the limitations set forth in Section 2.5 and 2.6, any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any loss, claim, liability or damage which is the subject of this Section
2.7.

     No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from an indemnifying party if such indemnifying party was not guilty of fraudulent misrepresentation.

     SECTION 2.8 Indemnification Payments. Any payment required to be made pursuant to Section 2.5 or 2.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or losses, damages or liabilities are incurred.

                           ARTICLE III
                     CORPORATE TRANSACTIONS

     SECTION 3.1 Transfer of WNL Stock. Prior to the Closing, (a) Conseco shall cause CIHC, the sole stockholder of WNL, to transfer the outstanding shares of common stock of WNL to WNL Holding Corp., a wholly owned subsidiary of CIHC, (b) Conseco shall cause CIHC to contribute the outstanding stock of WNL Holding Corp. to WNC, and
(c) in consideration for the contribution by CIHC of the stock of WNL Holding Corp., WNC shall issue to CIHC 59,999,900 Shares and a $150,000,000 principal amount 6.75% promissory note due March 31, 1996.

     SECTION 3.2 Issuance of WNC Common Stock to Public. On the Closing Date, WNC shall issue to the underwriters of the Public Offering such number of Shares as shall be sufficient to provide for the Primary Offering Shares. Such delivery shall be in exchange for the proceeds due to WNC from the sale of the Primary Offering Shares.

     SECTION 3.3 Delivery by Conseco in Public Offering. On the Closing Date, Conseco shall cause CIHC to deliver to the underwriters of the Public Offering such number of Shares as shall be sufficient to provide for the Secondary Offering Shares. Such delivery shall be in exchange for the proceeds due to CIHC from the sale of the Secondary Offering Shares.

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     SECTION 3.4  Sale of WNC Common Stock to Poulos.  In
connection with the Closing, Conseco shall cause CIHC to deliver to Michael J. Poulos ("Poulos") such number of Shares as shall be determined in accordance with the terms of his Employment Agreement and the stock purchase agreement to be entered into between CIHC and Poulos (the "Stock Purchase Agreement"). Such delivery shall be in exchange for the proceeds due to CIHC from the sale of such Shares pursuant to the terms of the Employment Agreement and the Stock Purchase Agreement.

                           ARTICLE IV
                      FILING OF TAX RETURNS

     SECTION 4.1 Manner of Filing. All Tax Returns filed after the Closing Date shall be prepared on a basis consistent with the consummation of the transactions as set forth in this Agreement and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances, all Tax Returns filed after the date of this Agreement with respect to taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed, to the extent that a failure to do so would result in a Tax Detriment to the other party hereto. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

     SECTION 4.2 Pre-Public Offering Tax Returns. (a) Consolidated Returns. The Conseco consolidated federal income Tax Returns required to be filed for all periods beginning before the Closing Date shall be prepared and filed by Conseco. Conseco agrees to cooperate in good faith with WNC to determine the appropriate amount of Tax Items attributable to WNC and WNL to be reflected on the Conseco consolidated federal income Tax Returns.

     (b) Other Tax Returns. All other Tax Returns not described elsewhere in this Section 4.2 that are required to be filed for periods beginning on or before the Closing Date shall be prepared and filed by Conseco, in the case of Tax Returns that relate to Conseco and its Affiliates other than WNC and WNL (the "Conseco Group"), and WNC, in the case of Tax Returns that relate to WNC, WNL Holding Corp. and WNL (the "WNC Group").

     SECTION 4.3 Post-Public Offering Tax Returns. All Tax Returns for periods beginning after the Closing Date shall be prepared and filed by Conseco if the Tax Returns relate solely to the Conseco Group, and shall be prepared and filed by WNC if the Tax Returns relate solely to the WNC Group.

     SECTION 4.4 Interim Annual Statement. Interim annual statements substantially in accordance with the requirements of the National Association of Insurance Commissioners shall be prepared by WNC within a reasonable period after the Closing Date for the portion of the calendar year ending on the Public Offering Date, to the extent necessary for Conseco to prepare and file its consolidated federal income tax return. WNC and Conseco agree to cooperate in good faith to determine the appropriate items to be reflected on the annual statement.

                            ARTICLE V
                        PAYMENT OF TAXES

     SECTION 5.1  Allocation of Tax Liabilities With Respect to
Unfiled Returns.



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     (a)  Consolidated Federal Income Tax Liabilities.  Except as
otherwise provided in this Section 5.1(a), Conseco shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated federal income tax liability for the taxable year ending December 31, 1993 and the taxable year that includes the Closing Date of the affiliated group of which Conseco is the common parent. WNC on behalf of the WNC Group hereby assumes and agrees to pay or cause to be paid the WNC Group's share of the 1993 consolidated federal income tax liability for the taxable year ending December 31, 1993 and the period commencing on January 1, 1994 and ending on the Closing Date (the "Short Period"), which payments shall be made directly to Conseco, in accordance with the Consolidated Federal Income Tax Agreement dated February 21, 1989 by and among Conseco and the parties thereto, as amended (the "Prior Agreement"), as if WNC were a party thereto; provided, however, that if WNC generates a loss for federal income tax purposes for the Short Period, Conseco shall pay WNC an amount equal to 35% of such loss to the extent such loss is actually used by the Conseco Group and is not available for carryforward by WNC to a future year.

     The WNC Group's allocable share of the consolidated federal income tax liability for the twelve months ending December 31, 1993 and the Short Period shall be determined in accordance with the Prior Agreement, as if WNC were a party thereto.

     The calculation of the WNC's allocable share of Taxes pursuant to this Section 5.1(a) shall be made by Conseco on a basis consistent with the Prior Agreement.

     (b) Combined Corporate Franchise and Income Taxes. Except as otherwise provided in this Section 5.1(b), Conseco shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Illinois and Florida consolidated income tax liability or other liability for corporate franchise and income taxes pursuant to a combined return for the taxable years ended December 31, 1993 and the taxable year that includes the Closing Date ("Combined Taxes"). WNC hereby assumes and agrees to pay or cause to be paid the WNC Group's share of Combined Taxes for the taxable year ending December 31, 1993 and the Short Period, which payment shall be made by WNC to Conseco or such other Person as Conseco shall designate. The WNC Group's share of the Combined Taxes shall be determined by Conseco on the same basis as Federal income tax liabilities are determined under the Prior Agreement; provided, however, that appropriate adjustments shall be made to take into account the differences between the calculation of liability on a federal consolidated income tax return and a combined tax return; and provided, further that Conseco shall only pay WNC for any Tax Benefit generated by the WNC Group if such Tax Benefit both results in an actual reduction of Taxes for the Conseco Group, and if not utilized by the Conseco Group, would have resulted in a reduction of Taxes for the WNC Group.

     The calculation of the WNC Group's allocable share of Taxes pursuant to this Section 5.1(b) shall be made by Conseco on a basis consistent with prior years.

     (c) All other Taxes not covered by Section 5.1(a) or (b) for a taxable year beginning before the Closing Date shall be paid by the party responsible under this Agreement for filing the Tax
Return pursuant to which such Taxes are due.

     (d)  Any payments required to be made pursuant to Section 5.1
(b) or (c) shall be made within 30 days of receiving written notice from the other party stating the amount required to be paid.





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     SECTION 5.2  (a) Change in Filed Returns.  Subject to
subsection (b) hereof, if a Final Determination has been made regarding a Tax Return with respect to any taxable period beginning before the Closing Date (a "Pre-Offering Return"), and as a result thereof any Tax Benefit or Tax Detriment is changed (a "Change"), then:

     (i) Subject of subsection (b), if in connection with any such Change, the amount of the Tax Detriments generated by or attributable to WNL with respect to such return ("WNL Tax Detriments") exceeds the amount of Tax Benefits generated by or attributable to WNL with respect to such return ("WNL Tax Benefits"), WNC hereby assumes and agrees to pay or cause to be paid to Conseco, an amount equal to the sum of (A) the product of
(x) the amount by which WNL Tax Detriments exceed WNL Tax Benefits and (y) the actual marginal tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits included in such calculation, and (B) any applicable interest or penalties, if any, which is or has been imposed by any taxing authority with respect to such WNL Tax Detriments or any interest which would have been imposed but for an offsetting Tax Benefit solely attributable to the Conseco Group. In no event shall the amount payable by WNC pursuant to Section 5.2(a)(i)(A) exceed the amount that would be payable by including any such Change in computing amounts payable under the Prior Agreement plus applicable interest and penalties.

     (ii) Subject to subsection (b), if in connection with any such Change, the WNL Tax Benefits exceed the WNL Tax Detriments, Conseco shall pay or cause to be paid to WNC the sum of (A) the product of (x) the amount by which WNL Tax Benefits exceed WNL Tax Detriments and (y) the actual marginal Tax rate applicable with respect to the relevant Tax Return, with appropriate adjustment to account for Tax credits included in such calculation, and (B) any applicable interest that is or has been paid by the applicable taxing authority or that would have been payable but for any offsetting Tax Detriment solely attributable to the Conseco Group. In no event shall the amount payable by Conseco pursuant to this section 5.2(a)(ii)(A) exceed the greater of (x) the amount received from the applicable tax authority attributable to the excess of WNL Tax Benefits over WNL Tax Detriments, or (y) the amount that would be payable by Conseco by including any such Change in computing amounts payable under the Prior Agreement plus interest.

     (iii) All calculations and determinations required to be made pursuant to this section 5.2 shall be made by Conseco on a basis consistent with prior years.

     (c) Manner of Payment. Any payment required to be made pursuant to this Section 5.2 with respect to any Tax Return shall be made by the party obligated to make such payment within 15 days of receiving written notice from the other party, which notice shall state the amount required to be paid and explain and provide written documentation for the Change that resulted in the payment obligation. Interest will begin to accrue on all amounts at the federal rate for deficiencies 30 days after receipt of the notice.

     SECTION 5.3 Liability for Taxes with respect to Post-Public Offering Periods. Unless otherwise provided in this Agreement, the Conseco Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Closing Date that are attributable to the businesses of members of the Conseco Group. Unless otherwise provided in this Agreement, the WNC Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Closing Date that are attributable to WNC and WNL.



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     SECTION 5.4  Carrybacks.  In the event any member of the WNC
Group carries back any Tax Item arising after the Closing Date to a taxable period ending on or before the Closing Date (a "Prior Period") with respect to a Tax Return which includes a member of the Conseco Group, in determining whether WNC shall be entitled to the benefit of the Tax Item, the Tax Item shall be deemed to be the last Tax Item utilized in determining the amount of Taxes due or refunds payable with respect to the Prior Period. In the event that carryback of Tax Item by a member of the WNC Group to a Prior Period increases the Taxes payable or decreases the refunds due to a member of the Conseco Group in another taxable period, WNC shall pay or cause to be paid to Conseco the lesser of (x) the amount of such increase in Taxes or decrease in refunds, and (y) the Tax Benefit realized by the WNC Group as a result of such carryback.

                           ARTICLE VI
            INTERCOMPANY AGREEMENTS AND OTHER MATTERS

     SECTION 6.1 Loan Servicing and Origination Agreement. WNC agrees that it will cause WNL not to terminate that certain Loan Servicing and Origination Agreement dated as of January 1, 1989 between WNL and Conseco Capital Management, Inc. (CCM"), as assigned by CCM to Conseco Mortgage Capital, Inc., for a period of 10 years after the Closing Date.

     SECTION 6.2 Structured Settlements. On or before the Closing Date, Conseco and WNC shall enter into an agreement in the form attached hereto as Exhibit "A".

                           ARTICLE VII
                 INSURANCE AND EMPLOYEE MATTERS

     SECTION 7.1 Insurance Coverage. All insurance coverage provided by Conseco to WNC and WNL insuring the properties, employees, assets and operations of WNC and WNL (including coverage for professional liability, auto and general liability, workers' compensation, property, fidelity bonds, surety bonds and fiduciary liabilities) shall continue in full force and effect through the Closing Date and WNC or WNL shall pay or cause to be paid to Conseco the premiums for such coverage in accordance with the past practices established by Conseco. WNC shall be responsible for obtaining insurance coverage for itself and WNL, at its expense, from and after the Closing Date. If requested by WNL, Conseco, through its subsidiary, Conseco Risk Management, Inc. ("CRM"), will offer reasonable assistance to WNL in obtaining such insurance coverage, provided that Conseco shall have no responsibility for the placement of, or failure to place, such insurance. The parties acknowledge and agree that from and after the Closing Date Conseco shall have no responsibility whatsoever for the provision of insurance coverage to or for WNC or WNL, except as they may otherwise agree in writing.

     SECTION 7.2 Employee Matters. For all periods after December 31, 1993, WNC shall pay or cause to be paid all costs of any kind or nature associated with the employees working at the WNC or WNL offices located in Houston, Texas and Amarillo, Texas.

                          ARTICLE VIII
                         INDEMNIFICATION

     SECTION 8.1 Indemnification by Conseco. Except with respect to those matters governed by Articles II, IV, V or VII of this Agreement, Conseco shall indemnify, defend and hold harmless WNC, each Affiliate of WNC and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "WNC Indemnitees") from and against any and all Losses of the WNC Indemnitees arising out of the businesses currently conducted or to be conducted by Conseco or any Conseco subsidiary, whether such Losses relate to events occurring, or whether such losses are asserted, before, on or after the Closing Date, excluding the businesses conducted (formerly or currently) or to be conducted by WNC, WNL and any previously owned division, subsidiary or Affiliate of WNL.

     SECTION 8.2 Indemnification by WNC. Except with respect to those matters governed by Articles II, IV, V or VII of this Agreement, WNC shall indemnify, defend and hold harmless Conseco, each Affiliate of Conseco and each of their respective directors, officers and employees and each of the heirs, executors, successors and assigns of any of the foregoing (the "Conseco Indemnitees") from and against any and all Losses of the Conseco Indemnitees arising out of (i) any guarantees or obligations to third parties of Conseco or any Conseco Affiliate with respect to any obligations of WNC or any WNC Affiliate to third parties; or (ii) the businesses conducted (formerly or currently) or to be conducted by WNC, WNL and any previously owned division, subsidiary or Affiliate of WNL, whether such Losses relate to events occurring, or whether such Losses are asserted, before, on or after the Closing Date, except to the extent that Conseco or a Conseco Subsidiary has assumed liability for losses under this Agreement or any agreement referred to herein.

     SECTION 8.3 Limitations on Indemnification Obligations. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to
Section 8.1 or Section 8.2 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

     SECTION 8.4 Procedures for Indemnification of Third Party
Claims. The procedures for indemnification of Third Party Claims shall be as follows:

     (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement, of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to Section 8.1 or 8.2 of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this
Section 8.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

     (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 8.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying

Party shall not be liable to such Indemnitee under this Article VIII for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 8.4(b), such Indemnitee may defend or (subject to the remainder of this Section 8.4(b) and Section 8.4(d)) seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

     (c) If an Indemnifying Party chooses to defend or to seek compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any bonds, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement of compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

     (d) Notwithstanding anything in this Section 8.4 to the contrary, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. If an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff or a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

     (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     SECTION 8.5  Other Procedures for Indemnification.

     (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

     (b)  In addition to any adjustments required pursuant to
Section 8.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     SECTION 8.6 Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by an Indemnitee of any other rights or the seeking of any an all other remedies against any Indemnifying Party.

     SECTION 8.7 Survival of Indemnities. The obligations of each of the parties under this Article VIII shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any liabilities with respect to any Loss of the other related to such assets, businesses or liabilities.

                           ARTICLE IX
                          MISCELLANEOUS

     SECTION 9.1 Complete Agreement; Construction. This Agreement and other agreements and documents referred to herein or therein, shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     SECTION 9.2 Survival. All representations, covenants and agreements contained or provided for herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the party benefiting from any such covenant or agreement, and shall survive the execution of this Agreement and the Closing.

     SECTION 9.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana.

     SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by certified mail, postage prepaid and return receipt requested, addressed as follows (or to such other address as a part may designate by notice to the others) and shall be deemed given on the date on which such notice is received:

          If to Conseco:
          Conseco, Inc.
          11825 N. Pennsylvania St.
          Carmel, Indiana  46032
          Attention: General Counsel
          Telecopier No.: (317) 573-6327

          If to WNC:

          Western National Corporation
          5555 San Felipe Road
          Suite 900
          Houston, Texas  77056
          Attn: General Counsel
          Telecopier No.: (713) 888-7894


     SECTION 9.5 Amendment and Modification. The parties may by written agreement (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the documents delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto.

     SECTION 9.6 Successors and Assigns. This Agreement shall be binding upon the inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party.

     SECTION 9.7 No Third Party Beneficiaries. Except as provided herein with respect to certain indemnifications, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and shall not be deemed to confer upon third parties any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     SECTION 9.8 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 9.9 Enforcement; Remedies. In the event of any breach by any party of any material term, condition or covenant hereof which breach shall be continuing, any other party shall be entitled to proceed to protect and enforce its rights by a suit in equity (including a right to injunctive relief) or an action at law. No right, power or remedy of the party entitled to remedies hereunder shall be exclusive and each such right, power or remedy shall be cumulative and in addition to all other rights, powers and remedies conferred upon such party hereunder or by any security issued by the other party, now or hereafter available at law or in equity or by statute or otherwise.

     SECTION 9.10 Severability. To the extent any provision of this Agreement shall be invalid of unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

     SECTION 9.11 Waiver. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing as contemplated by the terms of Section 9.5 hereof.

     SECTION 9.12 Termination. Notwithstanding any provision hereof, this Agreement may be terminated and the Public Offering abandoned at any time prior to the effective date of the Registration Statement relating to the Public Offering. Any termination of the Public Offering shall result in the termination of this Agreement. In the event of such termination, no party hereto shall have any liability to any Person by reason of this Agreement.

     SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   CONSECO, INC.

                                   By:/s/ ROLLIN M. DICK
                                   Printed: Rollin M. Dick
                                   Title: Executive Vice President
                                               "Conseco"

                                   WESTERN NATIONAL CORPORATION

                                   By:/s/ MICHAEL J. POULOS
                                   Printed: Michael J. Poulos
                                   Title: President
                                                 "WNC"

                                                  EXHIBIT A


           AGREEMENT FOR ASSIGNMENT AND ASSUMPTION OF
                STRUCTURED SETTLEMENT OBLIGATIONS

     This Agreement for Assignment and Assumption of Structured Settlement Obligations is made this ___ day of February, 1994, by and among CONSECO, INC., an Indiana corporation ("Conseco"), WESTERN NATIONAL CORPORATION, a Delaware corporation ("WNC"), and WESTERN NATIONAL LIFE INSURANCE COMPANY, a Texas stock life insurance corporation ("Western").

     WHEREAS, Conseco and WNC have entered into a Separation Agreement dated of even date herewith which provides, in part, for a public offering of common stock of WNC and for the transfer to WNC of all of the issued and outstanding capital stock of Western; and

     WHEREAS, there are presently in effect a number of agreements which are entitled "Assignment and Assumption of Obligation to Make Periodic Payments" or words of similar import ("Assignments"), pursuant to which, in connection with the settlement of personal injury claims against unrelated third parties, (a) Conseco Annuity Guarantee Company, a wholly-owned subsidiary of Conseco ("CAGC"), has assumed obligations to make periodic payments in respect of settlement and release agreements ("Settlement Obligations") and has purchased and holds single premium annuity policies issued by Western ("Western Annuities") to satisfy CAGC's payment obligations under certain such Assignments (the "Western Assignments"); and (b) Western has assumed Settlement Obligations and has purchased and holds single premium annuity policies issued by National Fidelity Life Insurance Company, an indirect wholly-owned subsidiary of Conseco ("NFLIC"), (the "NFLIC Annuities") to satisfy Western's payment obligations under certain other such Assignments (the "NFLIC Assignments"); and

     WHEREAS, there are also in effect a number of agreements entitled "Guarantee Agreement" or words of similar import ("Guarantees") pursuant to which (a) Conseco has guaranteed the payment of certain other Western Annuities issued in structured settlement transactions and held by third parties unrelated to Conseco ("Conseco Guarantees") and (b) Western has guaranteed the payment of certain other NFLIC Annuities issued in structured settlement transactions and held by third parties unrelated to Western ("Western Guarantees"); and

     WHEREAS, in connection with the public offering of WNC common stock, Conseco desires to sever its connection with the structured settlement annuity business of Western by transferring ownership of CAGC to WNC and by obtaining indemnification from WNC for all liability under the Conseco Guarantees, and WNC desires for Western to sever its connection with the structured settlement annuity business of NFLIC by assigning to Conseco all of its future obligations under the NFLIC Assignments and by obtaining indemnification from Conseco for all liability under the Western Guarantees;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and provisions contained herein, the parties hereby agree as follows:

     1. Western hereby assigns to Conseco all of its right, title and interest in, to and under the NFLIC Assignments and the NFLIC Annuities. Conseco hereby accepts the assignment of the NFLIC Assignments and the NFLIC Annuities and agrees to perform all of the obligations of Western under the Assignments effective with the date of this Agreement. Conseco further agrees to promptly indemnify and hold harmless WNC and Western, and their successors and assigns, for and against (i) the full amount of any payments and related expenses, net of amounts for which WNC or Western shall be reimbursed by NFLIC, which they shall make or incur or be called upon to make or incur on or subsequent to the date hereof pursuant to any of the NFLIC Assignments and (ii) any payments which NFLIC or its successors shall fail to make under the NFLIC Annuities.

The indemnity obligations of Conseco under this paragraph shall remain in full force and effect notwithstanding the performance or nonperformance by NFLIC or any of its successors under the NFLIC Annuities, or any waiver by or delay of WNC or Western in seeking indemnification hereunder.

     2. Western hereby assigns to Conseco all of its obligations under the Western Guarantees and Conseco hereby accepts such obligations and agrees to perform such Guarantees in the same manner and to the same extent as if Conseco had been named as the guarantor in place of Western in the Western Guarantees. Conseco hereby assigns to WNC all of its obligations under the Conseco Guarantees and WNC hereby accepts such obligations and agrees to perform the Conseco Guarantees in the same manner and to the same extent as if WNC had been named as the guarantor in place of Conseco in the Conseco Guarantees.

     3. Conseco agrees to transfer and convey to WNC, without recourse and free and clear of all liens and encumbrances, all of its right, title and interest in and to CAGC by delivering to WNC all certificates, duly endorsed for transfer, representing issued and outstanding shares of capital stock of CAGC.

     4. WNC shall cause Western to deliver to Conseco at its offices in Carmel, Indiana, the original executed copies of the Western Assignments and the Western Guarantees, together with the books and records pertaining thereto and to Western's performance of its obligations thereunder prior to the date hereof. Conseco shall deliver to WNC at its offices in Houston, Texas, the original executed copies of the Conseco Guarantees, together with the books and records pertaining thereto and to Conseco's performance of its obligations thereunder prior to the date hereof. The parties hereto further agree to execute and deliver such further documentation, including specific instruments of assignment, as may be reasonably necessary to effectuate the transactions provided for in this Agreement.

     IN WITNESS WHEREOF, this Agreement has been entered into on the date first set forth above.

                           CONSECO, INC.


                           By:
                             -----------------------------------------

                           WESTERN NATIONAL CORPORATION


                           By:
                             -----------------------------------------

                           WESTERN NATIONAL LIFE INSURANCE COMPANY


                           By:
                             -----------------------------------------